EXHIBIT 99

MB Financial, Inc.
801 West Madison Street
Chicago, Illinois 60607
(312) 633-0333
NASDAQ: MBFI

PRESS RELEASE

For Information at MB Financial, Inc. contact:
Jill York - Vice President and Chief Financial Officer
E-Mail: jyork@mbfinancial.com

FOR IMMEDIATE RELEASE

MB FINANCIAL, INC. REPORTS A 16% INCREASE
IN SECOND QUARTER NET INCOME FOR 2005

CHICAGO, July 21, 2005 - MB Financial, Inc. (NASDAQ: MBFI) (the Company), the holding company for MB Financial Bank, N.A. and Union Bank, N.A., announced today second quarter results for 2005. The Company had net income of $18.0 million for the second quarter of 2005 compared to $15.5 million for the second quarter of 2004, an increase of 16.3%. Fully diluted earnings per share for the second quarter of 2005 increased 12.7% to $0.62 compared to $0.55 per share in the second quarter of 2004.

Mitchell Feiger, President and Chief Executive Officer of MB Financial, Inc. said, “The Company continued to see robust organic commercial loan growth during the second quarter of 2005.  On an annualized basis, loans grew by approximately 26% during the second quarter, primarily as a result of 33% growth in commercial related credits, including commercial, commercial real estate, construction, and lease loans.

During the second half of 2005, we are increasing the number of tellers serving our customers, increasing our ATM network and extending our business hours offered throughout the Chicagoland area. Our branches are now open 7 days a week.”

See “Selected Financial Ratios” section below for additional statistical data regarding the Company’s 2005 second quarter performance.

RESULTS OF OPERATIONS

Second Quarter Results

Net income was $18.0 million for the second quarter of 2005, compared to $15.5 million for the second quarter of 2004. The results for the second quarter of 2005 generated an annualized return on average assets of 1.31% and an annualized return on average equity of 14.96%, compared to 1.34% and 15.33%, respectively, for the same period in 2004.

Net interest income was $45.7 million for the three months ended June 30, 2005, an increase of $7.9 million, or 20.8% from $37.8 million for the comparable period in 2004. Net interest income grew primarily due to a $783.0 million, or 18.6% increase in average interest earning assets. Approximately $244 million of the increase in average interest earning assets was due to our acquisition of First Security Federal Savings Bank (First SecurityFed) in the latter part of the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.78% for the second quarter of 2005 and 3.72% for the second quarter of 2004.

The provision for loan losses was $3.0 million in the second quarter of 2005 compared to $1.8 million in the second quarter of 2004. Net charge-offs were $2.0 million in the quarter ended June 30, 2005 compared to $1.9 million in the quarter ended June 30, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income for the quarter ended June 30, 2005 remained the same compared to the previous year at $17.2 million. Net lease financing decreased by $1.1 million due to lower levels of income realized in the second quarter of 2005 on leased equipment in which we own a residual interest. Trust, asset management and brokerage fees declined by $827 thousand, primarily due to a $602 thousand decline in brokerage fees. Brokerage fees declined because of lower fixed annuity sales during the 2005 quarter. Offsetting these decreases, net gains on sale of investment securities available for sale increased by $1.7 million as net gains of $2.1 million were realized in the second quarter of 2005 compared to $391 thousand in the 2004 quarter. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Loan service fees increased $277 thousand, while deposit service fees increased $233 thousand primarily due to a $223 thousand increase in NSF and overdraft fees.

Other expense increased $2.8 million, or 9.1% to $33.8 million for the quarter ended June 30, 2005 from $31.0 million for the quarter ended June 30, 2004. Salaries and employee benefits, other operating expenses, telecommunication expense and computer service expense increased by $1.3 million, $238 thousand, $220 thousand and $177 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Occupancy and equipment expense increased by $837 thousand primarily due to a $414 thousand decline in building rental income, as well as a $276 thousand increase in depreciation expense. Rental income declined due to the departure of tenants at the MB Financial Center operations facility located in Rosemont, Illinois as a result of our occupancy of the space in the fourth quarter of 2004. Depreciation expense increased due to equipment purchased in the second half of 2004 and placed in service at MB Financial Center. Marketing expense increased by $207 thousand, while brokerage fee expense declined by $202 thousand due to the decline in brokerage fees in the current quarter.

The Company expects to see an increase in other expense, including salaries and employee benefits and advertising and marketing expense, during the second half of 2005 as it plans to expand retail branch services and business hours for customers. As part of the expansion, the Company plans to add approximately 50 full time equivalent employees, and anticipates salaries and employee benefits will increase by approximately $750 thousand during the second half of 2005. Offsetting part of this increase, telecommunication expense is expected to decline in the second half of 2005 as a result of final implementation of the Company’s new data and telecommunication systems. The Company plans to spend approximately $4.0 million in total advertising and marketing expenditures in the second half of 2005, with a portion of these expenditures devoted to the expansion of retail branch services and business hours.

Income tax expense for the three months ended June 30, 2005 increased $1.4 million to $8.2 million compared to $6.8 million for the same period in 2004. The effective tax rate was 31.2% and 30.4% for the quarter ended June 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily due to additional state income tax, net of federal benefit, in Oklahoma related to our Union Bank subsidiary for the second quarter of 2005 compared to the same period in 2004.

Year-To-Date Results

Net income was $35.2 million for the first six months of 2005, compared to $30.1 million for the first six months of 2004. The results for the first six months of 2005 generated an annualized return on average assets of 1.31% and an annualized return on average equity of 14.72%, compared to 1.34% and 15.29%, respectively, for the first six months of 2004.

Net interest income was $89.4 million for the six months ended June 30, 2005, an increase of $15.6 million, or 21.1% from $73.8 million for the comparable period in 2004. Net interest income grew primarily due to a $797.9 million, or 19.5% increase in average interest earning assets. Approximately $311 million of the increase in average interest earning assets was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth. The net interest margin, expressed on a fully tax equivalent basis, was 3.79% for the first six months of 2005 and 3.72% for the first six months of 2004.

The provision for loan losses was $5.4 million in the first six months of 2005 compared to $3.8 million in the first six months of 2004. Net charge-offs were $4.9 million in the six months ended June 30, 2005 compared to $3.2 million in the six months ended June 30, 2004. See “Asset Quality” section below for further analysis of the allowance for loan losses.

Other income decreased $1.1 million, or 3.0% to $32.4 million for the six months ended June 30, 2005 from $33.5 million for the six months ended June 30, 2004. Net lease financing declined by $1.4 million due to lower levels of income realized in the first six months of 2005 on leased equipment in which we own a residual interest. Trust, asset management and brokerage fees declined by $1.1 million, primarily due to a $1.1 million decline in brokerage fees. Brokerage fees declined because of lower fixed annuity sales during the 2005 quarter. Other operating income decreased $499 thousand primarily due to a decline in gain on sale of assets of $287 thousand. Offsetting the declines above, net gains on sale of investment securities available for sale increased by $1.0 million as net gains of $2.1 million were realized in the first six months of 2005 compared to $1.1 million in the first six months of 2004. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Deposit service fees increased $610 thousand, primarily due to increases in NSF and overdraft fees and miscellaneous service fees of $517 thousand and $74 thousand, respectively, while loan service fees increased $368 thousand.

Other expense increased by $5.0 million, or 8.4% to $65.3 million for the six months ended June 30, 2005 from $60.3 million for the six months ended June 30, 2004. Salaries and employee benefits, other operating expenses, and computer service expense increased by $3.0 million, $483 thousand and $338 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Occupancy and equipment expense increased by $1.7 million, primarily due to a $795 thousand decline in building rental income, as well as a $761 thousand increase in depreciation expense. Rental income declined due to the departure of tenants at the MB Financial Center operations facility located in Rosemont, Illinois as a result of our occupancy of the space in the fourth quarter of 2004. Depreciation expense increased due to computer and telecommunication equipment purchased in the second half of 2004 and placed in service at MB Financial Center. The above were offset by declines in brokerage fee expense and advertising and marketing expense of $414 thousand and $267 thousand, respectively.

Income tax expense for the six months ended June 30, 2005 increased $2.8 million to $15.9 million compared to $13.1 million for the same period in 2004. The effective tax rate was 31.1% and 30.4% for the six months ended June 30, 2005 and 2004, respectively. The increase in the effective tax rate was primarily due to additional state income tax, net of federal benefit, in Oklahoma related to our Union Bank subsidiary for the first six months of 2005 compared to the same period in 2004.

NET INTEREST MARGIN

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Three Months Ended June 30,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,535,103	$ 57,162	6.49%	$ 2,975,268	$ 41,676	5.63%
Loans exempt from federal income taxes (3)	2,975	48	6.38	3,190	55	6.82
Taxable investment securities	1,163,316	12,301	4.23	994,739	10,058	4.04
Investment securities exempt from federal income taxes (3)	273,336	3,845	5.56	210,370	2,995	5.63
Federal funds sold	-	-	0.00	12,797	28	0.87
Other interest bearing deposits	12,816	75	2.35	8,228	17	0.83
Total interest earning assets	4,987,546	73,431	5.91	4,204,592	54,829	5.24
Non-interest earning assets	510,322			428,479
Total assets	$ 5,497,868			$ 4,633,071

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 772,767	$ 2,432	1.26%	$ 716,319	$ 1,269	0.71%
Savings deposits	516,318	799	0.62	491,879	696	0.57
Time deposits	2,133,830	15,896	2.99	1,743,961	10,500	2.42
Short-term borrowings	701,732	4,884	2.79	451,559	1,333	1.19
Long-term borrowings and junior subordinated notes	168,262	2,370	5.57	159,498	2,157	5.35
Total interest bearing liabilities	4,292,909	26,381	2.46	3,563,216	15,955	1.80
Non-interest bearing deposits	665,188			605,055
Other non-interest bearing liabilities	57,480			58,880
Stockholders’ equity	482,291			405,920
Total liabilities and stockholders’ equity	$ 5,497,868			$ 4,633,071
Net interest income/interest rate spread (4)		$ 47,050	3.45%		$ 38,874	3.44%
Taxable equivalent adjustment		1,363			1,068
Net interest income, as reported		$ 45,687			$ 37,806
Net interest margin (5)			3.67%			3.62%
Tax equivalent effect			0.11%			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.78%			3.72%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $2.1 million and $1.6 million for the three months ended June 30, 2005 and 2004, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $8.2 million, or 21.0% to $47.1 million for the three months ended June 30, 2005 from $38.9 million for the three months ended June 30, 2004. Tax-equivalent interest income increased by $18.6 million due to a $783.0 million, or 18.6% increase in average interest earning assets. The increase was comprised of a $559.6 million, or 18.8% increase in average loans, a $231.6 million, or 19.2% increase in average investment securities, and a $4.6 million increase in average interest bearing deposits, offset by a $12.8 million decline in federal funds sold. The yield on average interest earning assets increased 67 basis points to 5.91% due to the increase in market interest rates. Interest expense increased by $10.4 million as average interest bearing liabilities increased by $729.7 million, while their cost increased by 66 basis points to 2.46%, also due to the increase in market interest rates. Approximately $244 million of the increase in average interest earning assets and $268 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the latter part of the second quarter of 2004, with the remainder resulting from organic growth.

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest bearing liabilities, and the resultant costs, expressed both in dollars and rates (dollars in thousands):

	Six Months Ended June 30,
	2005			2004
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,459,486	$ 108,546	6.33%	$ 2,909,443	$ 80,836	5.59%
Loans exempt from federal income taxes (3)	2,992	96	6.38	3,209	107	6.60
Taxable investment securities	1,150,493	24,340	4.23	971,708	20,262	4.17
Investment securities exempt from federal income taxes (3)	268,466	7,571	5.61	195,915	5,586	5.64
Federal funds sold	72	1	2.76	9,677	44	0.90
Other interest bearing deposits	14,480	157	2.19	8,173	35	0.86
Total interest earning assets	4,895,989	140,711	5.80	4,098,125	106,870	5.24
Non-interest earning assets	506,230			412,325
Total assets	$ 5,402,219			$ 4,510,450

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit accounts	$ 785,736	$ 4,601	1.18%	$ 708,938	$ 2,511	0.71%
Savings deposits	521,941	1,603	0.62	474,902	1,301	0.55
Time deposits	2,048,647	29,168	2.87	1,717,247	20,595	2.41
Short-term borrowings	678,423	8,555	2.54	434,058	2,607	1.21
Long-term borrowings and junior subordinated notes	170,862	4,728	5.50	138,517	4,017	5.74
Total interest bearing liabilities	4,205,609	48,655	2.33	3,473,662	31,031	1.80
Non-interest bearing deposits	657,810			589,562
Other non-interest bearing liabilities	57,189			51,952
Stockholders’ equity	481,611			395,274
Total liabilities and stockholders’ equity	$ 5,402,219			$ 4,510,450
Net interest income/interest rate spread (4)		$ 92,056	3.47%		$ 75,839	3.44%
Taxable equivalent adjustment		2,684			1,992
Net interest income, as reported		$ 89,372			$ 73,847
Net interest margin (5)			3.68%			3.62%
Tax equivalent effect			0.11%			0.10%
Net interest margin on a fully tax equivalent basis (5)			3.79%			3.72%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes amortization of deferred loan origination fees of $3.8 million and $2.7 million for the six months ended June 30, 2005 and 2004, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $16.3 million, or 21.4% to $92.1 million for the six months ended June 30, 2005 from $75.8 million for the six months ended June 30, 2004. Tax-equivalent interest income increased by $33.8 million due to a $797.9 million, or 19.5% increase in average interest earning assets. The increase was comprised of a $549.8 million, or 18.9% increase in average loans, a $251.4 million, or 21.5% increase in average investment securities, and a $6.3 million increase in average interest bearing deposits, offset by a $9.6 million decline in federal funds sold. The yield on average interest earning assets increased 56 basis points to 5.80% due to the increase in market interest rates. Interest expense increased by $17.6 million as average interest bearing liabilities increased by $731.9 million, while their cost increased by 53 basis points to 2.33%, also due to the increase in market interest rates. Approximately $311 million of the increase in average interest earning assets and $335 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the remainder resulting from organic growth.

BALANCE SHEET

Total assets increased $335.5 million or 6.4% at June 30, 2005 from $5.3 billion at December 31, 2004. Net loans increased by $300.9 million, or 9.1% to $3.6 billion at June 30, 2005. In aggregate, commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $649.8 million, or 25% on a combined annualized basis, while residential real estate and consumer loans declined, in aggregate, by $41.9 million, or 6.0% on an annualized basis. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $10.0 million, or 0.7% to $1.4 billion at June 30, 2005.

Total liabilities increased by $326.7 million, or 6.8% to $5.1 billion at June 30, 2005 from $4.8 billion at December 31, 2004. Total deposits grew by $209.2 million or 5.3% to $4.2 billion during that same period. As part of the Company’s strategy to manage market pressures on attracting and retaining deposits, it will expand retail services and business hours provided to customers in the second half of 2005. Short-term borrowings increased by $122.0 million, or 21.4%, primarily due to increases in securities sold under agreement to repurchase, federal funds purchased, and customer repurchase agreements of $85.2 million, $47.0 million and $3.4 million, respectively. The above increases were offset by a $13.6 million decline in short-term Federal Home Loan Bank advances.

Total stockholders’ equity increased $8.7 million, or 1.8% to $490.4 million at June 30, 2005 compared to $481.7 million at December 31, 2004. Retained earnings increased by $27.7 million due to net income of $35.2 million, partially offset by $7.5 million or $0.26 per share, in cash dividends. Treasury stock increased by $8.1 million resulting from the repurchase of 498,956 outstanding shares. Accumulated other comprehensive income declined by $5.8 million due to gains realized and an unrealized change in market value on investment securities available for sale. Additional paid in capital declined by $4.8 million due to stock options exercised.

At June 30, 2005, the Company’s total risk-based capital ratio was 11.94%; Tier 1 capital to risk-weighted assets ratio was 10.69% and Tier 1 capital to average asset ratio was 8.27%. MB Financial Bank, N.A. and Union Bank, N.A. were each categorized as “Well-Capitalized” under Federal Deposit Insurance Corporation regulations at June 30, 2005.

LOAN PORTFOLIO

The following table sets forth the composition of the loan portfolio as of the dates indicated (dollars in thousands):
	June 30,		December 31,		June 30,
	2005		2004		2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total

Commercial loans	$ 801,253	22%	$ 725,823	22%	$ 675,442	21%
Commercial loans collateralized by assignment of lease payments	269,941	7%	251,025	7%	243,706	8%
Commercial real estate	1,431,125	39%	1,263,910	38%	1,218,256	38%
Residential real estate	419,873	12%	436,122	13%	502,971	16%
Construction real estate	463,410	13%	402,765	12%	332,598	10%
Consumer loans	261,407	7%	265,912	8%	220,266	7%
Gross loans (1)	3,647,009	100%	3,345,557	100%	3,193,239	100%
Allowance for loan losses	(44,790)		(44,266)		(44,236)
Net loans	$ 3,602,219		$ 3,301,291		$ 3,149,003

(1)	Gross loan balances at June 30, 2005, December 31, 2004, and June 30, 2004 are net of unearned income, including net deferred loan fees of $3.7 million, $4.2 million, and $6.0 million, respectively.

Net loans increased by $300.9 million, or 9.1%, to $3.6 billion in the first six months of 2005 from $3.3 billion at December 31, 2004. Commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $167.2 million, $75.4 million, $60.6 million, and $18.9 million, respectively. In aggregate, these loan categories grew by approximately 25% on an annualized basis. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development. The above increases were partially offset by decreases in residential real estate and consumer loans of $16.2 million and $4.5 million, respectively. In aggregate, these loan categories declined by approximately 6% on an annualized basis.

Net loans increased by $453.2 million, or 14.4%, to $3.6 billion at June 30, 2005 from $3.1 billion at June 30, 2004. Commercial real estate, construction real estate, commercial, consumer loans, and commercial loans collateralized by assignment of lease payments grew by $212.9 million, $130.8 million, $125.8 million, $41.1 million, and $26.2 million, respectively. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development. Residential real estate declined by $83.1 million, primarily due to $88.2 million in residential real estate loans which were securitized and transferred to investment securities available for sale in the third quarter of 2004 to provide additional flexibility and favorable capital treatment on our balance sheet.

ASSET QUALITY

The following table presents a summary of non-performing assets as of the dates indicated (dollar amounts in thousands):
	June 30, 2005	December 31, 2004	June 30, 2004
Non-performing loans:
Non-accrual loans (1)	$ 23,888	$ 23,495	$ 25,688
Loans 90 days or more past due, still accruing interest	62	189	3,189
Total non-performing loans	23,950	23,684	28,877
Other real estate owned	285	384	0
Total non-performing assets	$ 24,235	$ 24,068	$ 28,877
Total non-performing loans to total loans	0.66%	0.71%	0.90%
Allowance for loan losses to non-performing loans	187.01%	186.90%	153.19%
Total non-performing assets to total assets	0.43%	0.46%	0.58%

(1)	Includes restructured loans totaling $542 thousand, $568 thousand and $589 thousand at June 30, 2005, December 31, 2004, and June 30, 2004, respectively.

Total non-performing assets increased by $167 thousand to $24.2 million at June 30, 2005 from $24.1 million at December 31, 2004.

A reconciliation of the activity in the Company’s allowance for loan losses follows (dollar amounts in thousands):
	Three Months Ended		Six Months Ended

	June 30, 2005	June 30, 2004	June 30, 2005	June 30, 2004

Balance at beginning of period	$ 43,820	$ 40,298	$ 44,266	$ 39,572
Additions from acquisition	-	4,052	-	4,052
Provision for loan losses	3,000	1,800	5,400	3,800
Charge-offs	(2,474)	(2,366)	(5,975)	(4,076)
Recoveries	444	452	1,099	888
Balance at June 30,	$ 44,790	$ 44,236	$ 44,790	$ 44,236
Total loans at June 30,	$ 3,647,009	$ 3,193,239	$ 3,647,009	$ 3,193,239
Ratio of allowance for loan losses to total loans	1.23%	1.39%	1.23%	1.39%

Net charge-offs increased by $116 thousand to $2.0 million in the quarter ended June 30, 2005 from $1.9 million in the quarter ended June 30, 2004.

The provision for loan losses increased by $1.2 million to $3.0 million in the three months ended June 30, 2005 from $1.8 million in the same period of 2004 based on the results of our quarterly analyses of the loan portfolio. A portion of the increase in loan provision was due to strong loan growth.

Net charge-offs increased by $1.7 million to $4.9 million in the six months ended June 30, 2005 from $3.2 million in the six months ended June 30, 2004. A substantial portion of the Company’s charge-off activity in the six months ended June 30, 2005 was due to the charge-off of one construction real estate loan. This loan’s outstanding balance was classified as substandard and was reported as a potential problem loan in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2004. This loan was sold during the first quarter of 2005.

The provision for loan losses increased by $1.6 million to $5.4 million in the six months ended June 30, 2005 from $3.8 million in the same period of 2004 based on the results of our quarterly analyses of the loan portfolio.

Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record adjustments to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

FORWARD-LOOKING STATEMENTS

When used in this press release and in filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) expenses associated with the planned expansion of our retail branch services and business hours during the second half of 2005 might be greater than expected, whether due to a possible need to hire more employees than currently anticipated or other costs incurred in excess of budgeted amounts; (3) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (4) competitive pressures among depository institutions; (5) interest rate movements and their impact on customer behavior and net interest margin; (6) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (7) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (8) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (9) our ability to access cost-effective funding; (10) changes in financial markets; (11) changes in economic conditions in general and in the Chicago metropolitan area in particular; (12) the costs, effects and outcomes of litigation; (13) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (14) changes in accounting principles, policies or guidelines; and (15) our future acquisitions of other depository institutions or lines of business.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

TABLES TO FOLLOW

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
June 30, 2005 and December 31, 2004
(Amounts in thousands, except common share data)
(Unaudited)

	June 30,	December 31,
	2005	2004

ASSETS
Cash and due from banks	$ 88,095	$ 88,231
Interest bearing deposits with banks	9,907	17,206
Investment securities available for sale	1,401,424	1,391,444
Loans held for sale	300	372
Loans (net of allowance for loan losses of $44,790 at June 30, 2005
and $44,266 at December 31, 2004)	3,602,219	3,301,291
Lease investments, net	60,435	69,351
Premises and equipment, net	129,649	113,590
Cash surrender value of life insurance	88,237	86,304
Goodwill, net	124,010	123,628
Other intangibles, net	13,070	13,587
Other assets	72,097	48,971

Total assets	$ 5,589,443	$ 5,253,975

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest bearing	$ 666,256	$ 673,752
Interest bearing	3,504,918	3,288,260
Total deposits	4,171,174	3,962,012
Short-term borrowings	693,125	571,155
Long-term borrowings	86,633	91,093
Junior subordinated notes issued to capital trusts	87,443	87,443
Accrued expenses and other liabilities	60,661	60,606
Total liabilities	5,099,036	4,772,309

Stockholders' Equity
Common stock, ($0.01 par value; authorized 40,000,000 shares; issued
28,883,822 shares at June 30, 2005 and 28,867,963 at December 31, 2004)	289	289
Additional paid-in capital	133,075	137,879
Retained earnings	375,195	347,450
Unearned compensation	(1,347)	(1,068)
Accumulated other comprehensive income	(1,409)	4,421
Less: 388,091 and 201,429 shares of treasury stock, at cost, at June 30,
2005 and December 31, 2004, respectively	(15,396)	(7,305)
Total stockholders' equity	490,407	481,666

Total liabilities and stockholders' equity	$ 5,589,443	$ 5,253,975

MB FINANCIAL, INC. & SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except common share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Interest income:
Loans	$57,193	$41,712	$108,608	$80,906
Investment securities:
Taxable	12,301	10,058	24,340	20,262
Nontaxable	2,499	1,946	4,921	3,631
Federal funds sold	-	28	1	44
Other interest bearing accounts	75	17	157	35
Total interest income	72,068	53,761	138,027	104,878

Interest expense:
Deposits	19,127	12,465	35,372	24,407
Short-term borrowings	4,884	1,333	8,555	2,607
Long-term borrowings and junior subordinated notes	2,370	2,157	4,728	4,017
Total interest expense	26,381	15,955	48,655	31,031
Net interest income	45,687	37,806	89,372	73,847

Provision for loan losses	3,000	1,800	5,400	3,800

Net interest income after provision for loan losses	42,687	36,006	83,972	70,047

Other income:
Loan service fees	1,396	1,119	2,552	2,184
Deposit service fees	4,866	4,633	9,538	8,928
Lease financing, net	3,225	4,330	6,830	8,278
Trust, asset management and brokerage fees	3,304	4,131	6,806	7,993
Net gain on sale of securities available for sale	2,067	391	2,128	1,082
Increase in cash surrender value of life insurance	980	942	1,933	1,841
Other operating income	1,386	1,650	2,657	3,156
	17,224	17,196	32,444	33,462

Other expense:
Salaries and employee benefits	18,288	16,947	36,119	33,070
Occupancy and equipment expense	5,825	4,988	11,130	9,449
Computer services expense	1,427	1,250	2,660	2,322
Advertising and marketing expense	1,427	1,220	2,146	2,413
Professional and legal expense	723	715	1,414	1,431
Brokerage fee expense	1,014	1,216	2,013	2,427
Telecommunication expense	885	665	1,560	1,334
Other intangibles amortization expense	250	266	517	556
Other operating expenses	3,931	3,693	7,789	7,306
	33,770	30,960	65,348	60,308

Income before income taxes	26,141	22,242	51,068	43,201

Income taxes	8,154	6,772	15,904	13,143

Net Income	$17,987	$15,470	$35,164	$30,058

Common share data:
Basic earnings per common share	$0.63	$0.56	$1.24	$1.11
Diluted earnings per common share	$0.62	$0.55	$1.21	$1.08
Weighted average common shares outstanding	28,357,533	27,491,517	28,447,284	27,129,106
Diluted weighted average common shares outstanding	28,968,885	28,216,504	29,075,380	27,874,151

MB FINANCIAL, INC. & SUBSIDIARIES
SELECTED FINANCIAL RATIOS
(Unaudited)
		At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
		2005	2004	2005	2004
Performance Ratios:

	Annualized return on average assets	1.31%	1.34%	1.31%	1.34%

	Annualized return on average equity	14.96	15.33	14.72	15.29

	Annualized cash return on average tangible equity (1)	20.80	20.17	20.50	19.69

	Net interest rate spread	3.45	3.44	3.47	3.44

	Efficiency ratio (2)	54.29	54.60	53.40	54.52

	Net interest margin - fully tax equivalent basis (3)	3.78	3.72	3.79	3.72

	Net interest margin	3.67	3.62	3.68	3.62

Asset Quality Ratios:

	Non-performing loans to total loans	0.66%	0.90%	0.66%	0.90%

	Non-performing assets to total assets	0.43	0.58	0.43	0.58

	Allowance for loan losses to total loans	1.23	1.39	1.23	1.39

	Allowance for loan losses to
	non-performing loans	187.01	153.19	187.01	153.19

	Net loan charge-offs to average loans (annualized)	0.23	0.26	0.28	0.22

Capital Ratios:

	Tangible equity to assets (4)	6.56%	6.52%	6.56%	6.52%

	Equity to total assets	8.77	9.01	8.77	9.01

	Book value per share (5)	$ 17.24	$ 15.69	$ 17.24	$ 15.69
	Less: goodwill and other intangible assets, net of tax benefit, per common share	4.66	4.63	4.66	4.63
	Tangible book value per share (6)	$ 12.58	$ 11.06	$ 12.58	$ 11.06

	Total capital (to risk-weighted assets)	11.94%	12.61%	11.94%	12.61%

	Tier 1 capital (to risk-weighted assets)	10.69	11.36	10.69	11.36

	Tier 1 capital (to average assets)	8.27	8.98	8.27	8.98

(1)
Net cash flow available to stockholders (net income plus other intangibles amortization expense, net of tax benefit) / Average tangible equity (average equity less average goodwill and average other intangibles, net of tax benefit)

(2)	Equals total other expense divided by the sum of net interest income on a fully tax equivalent basis and total other income less net gains (losses) on securities available for sale.
(3)	Represents net interest income, on a fully tax equivalent basis assuming a 35% tax rate, as a percentage of interest earning assets.
(4)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by total assets less goodwill and other intangibles, net of tax benefit.
(5)	Equals total ending stockholders’ equity divided by common shares outstanding.
(6)	Equals total ending stockholders’ equity less goodwill and other intangibles, net of tax benefit, divided by common shares outstanding.

NON-GAAP FINANCIAL INFORMATION

This press release contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). These measures include net interest income on a fully tax equivalent basis, net interest margin on a fully tax equivalent basis, tangible equity to assets ratio, tangible book value per share and annualized cash return on average tangible equity. Our management uses these non-GAAP measures in its analysis of our performance. The tax equivalent adjustment to net interest income recognizes the income tax savings when comparing taxable and tax-exempt assets and assumes a 35% tax rate. Management believes that it is a standard practice in the banking industry to present net interest income and net interest margin on a fully tax equivalent basis, and accordingly believes that providing these measures may be useful for peer comparison purposes. The other measures exclude the ending balances of acquisition-related goodwill and other intangible assets, net of tax benefit, in determining tangible stockholders’ equity. Management believes the presentation of these other financial measures excluding the impact of such items provides useful supplemental information that is helpful in understanding our financial results, as they provide a method to assess management’s success in utilizing our tangible capital. These disclosures should not be viewed as substitutes for the results determined to be in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table presents a reconciliation of tangible equity to stockholders’ equity (in thousands):

	June 30, 2005	December 31, 2004	June 30, 2004

Stockholders’ equity - as reported	$ 490,407	$ 481,666	$ 449,869
Less: goodwill	124,010	123,628	123,644
Less: other intangible assets, net of tax benefit	8,496	8,832	9,130
Tangible equity	$ 357,901	$ 349,206	$ 317,095

The following table presents a reconciliation of average tangible equity to average stockholders’ equity (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Average stockholders’ equity - as reported	$ 482,291	$ 405,920	$ 481,611	$ 395,274
Less: average goodwill	123,691	87,017	123,659	78,655
Less: average other intangible assets, net of tax benefit	8,572	7,005	8,657	5,912
Average tangible equity	$ 350,028	$ 311,898	$ 349,295	$ 310,707

The following table presents a reconciliation of net cash flow available to stockholders to net income (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net income - as reported	$ 17,987	$ 15,470	$ 35,164	$ 30,058
Add: other intangible amortization expense, net of tax benefit	163	173	336	361
Net cash flow available to stockholders	$ 18,150	$ 15,643	$ 35,500	$ 30,419

Reconciliations of net interest income on a fully tax equivalent basis to net interest income and net interest margin on a fully tax equivalent basis to net interest margin are contained in the tables under “Net Interest Margin.”